EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

Board of Directors
American Commerce Solutions, Inc.
Bartow, Florida

     We hereby consent to the incorporation by reference in this Registration Statement of American Commerce Solutions, Inc. on Form S-8, of our report dated April 11, 2002 and our restated report dated June 12, 2002 which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) of American Commerce Solutions, Inc. for the year ended February 28, 2003 and to all references to our firm included in this Registration Statement.

Bella, Hermida, Hancock, Gilman and Mueller, LLP
Plant City, Florida
May 27, 2003